ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT dated as of July 27, 2012.

BETWEEN:

SONORO ENERGY LTD., a body corporate carrying on business in the Province of Alberta, Canada

(hereinafter referred to as the “Vendor”);

OF THE FIRST PART

- and -

PETROSONIC ENERGY, INC., a body corporate carrying on business in Nevada, U.S.A.

(hereinafter referred to as the “Purchaser”);

OF THE SECOND PART

WHEREAS:

A.	WHEREAS the Vendor and the Purchaser are each independently engaged inter alia in the oil and gas industry and in the development of enhanced oil recovery and purification technologies;

B.	WHEREAS the Vendor wishes to sell certain Assets to the Purchaser including; Technology relating to enhanced oil recovery and purification; reactors located in Canada and Albania that apply the Technology to treat and upgrade heavy oil; and shares in AlbaniaCo, a privately held Albanian company;

C.	WHEREAS the Purchaser wishes to purchase certain Assets from the Vendor including; Technology relating to enhanced oil recovery and purification; reactors located in Canada and Albania that apply the Technology to treat and upgrade heavy oil; and shares in AlbaniaCo, a privately held Albanian company; and

D.	WHEREAS the parties desire to make certain representations, warranties, covenants and agreements in connection with the proposed asset purchase.

NOW THEREFORE in consideration of the covenants, agreements, warranties and payment hereinafter set forth and provided for and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby respectively covenant and agree as follows:

ARTICLE 1.0
INTERPRETATION

1.01         In this Agreement, including the preamble and attached Schedules, unless otherwise specified, the following words shall have the meanings ascribed below:

(a)	“ABCA” means the Business Corporations Act (Alberta);

(b)	“Agreement” means this Asset Purchase and Sale Agreement between the Vendor and the Purchaser;

(c)	“Albania Licence” means a license agreement dated June 30, 2010 whereby the Vendor granted a license to AlbaniaCo for the commercialization of the Technology in Albania and use certain assets located in Albania;

(d)	“Albania Licence Agreement” means the Licence Agreement between the Vendor and AlbaniaCo dated June 30, 2010 for the commercialization of the Technology in Albania;

(e)	“Albanian Sonic Reactor” means the Sonic Reactor located in Fier, Albania which includes the motor and controls;

(f)	“AlbaniaCo” means Albania Sha, a body corporate under the laws of Albania;

(g)	“AlbaniaCo Shares” means the 60,000 common voting shares of AlbaniaCo legally and beneficially held by the Vendor with a paid-up capital of $1,500,000;

(h)	“Applicable Laws” means, in relation to any person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives, professional guidelines, standards, codes of practice (regardless of whether such professional guidelines, standards and codes of practice have been promulgated by statute or regulation) and orders of and the terms of all judgments, orders and decrees issued by any Authorized Authority by which such person is bound or which has application to the transaction or event in question;

(i)	“Assets” means collectively, the Technology, the Purchased Sonic Reactors, and the AlbaniaCo Shares;

(j)	“Assignment” means the transfer of property rights by which the Vendor assigns to the Purchaser all of its right, title and interest in and to the Technology;

(k)	“Authorized Authority” means, in relation to any person, transaction or event, any: (i) national, federal, provincial, state, county, municipal or local governmental body (whether administrative, legislative, executive or otherwise); (ii) agency, authority, commission, professional, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government; (iii) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (iv) other body, entity or professional governing body created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, in each case having jurisdiction over such person, transaction or event;

(l)	“Canadian Sonic Reactor” means the Sonic Reactor located in Richmond, British Columbia, Canada but does not include motor and controls;

(m)	“Claims” shall include, without limitation, any direct or indirect indebtedness, guarantee, endorsement, claim or obligation, known or unknown, fixed or unfixed, choate or inchoate, liquidated, unliquidated, secured or unsecured, and without limiting the generality of the foregoing, shall include any and all liabilities for Taxes, irrespective of whether such Taxes are then due or payable;

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(n)	“Closing Date” means the time and business day upon which the conditions set forth in Articles 5 and 6 have been satisfied (or as soon as practicable thereafter following satisfaction or waiver of such conditions), but in no event later than June 30, 2012;

(o)	“Commercial Operations” means the Purchaser or any of its affiliates in any Jurisdiction processes not less than an average of 50 barrels of feed stock per day over a period of thirty (30) consecutive days utilizing the Technology;

(p)	“Common Shares” means common shares in the authorized capital of the Purchaser;

(q)	“Consulting Agreement” means the form of consulting agreement between the Vendor and the Purchaser as of the Closing Date in the form attached hereto as Schedule “E”;

(r)	“Convertible Debenture” means a secured, subordinated convertible debenture of the Purchaser in the principal amount of $250,000, without interest, a maturity date of twenty-four (24) months from the Closing Date, and convertible into Common Shares at a conversion price equal to the issuance price of the Common Shares under the Financing and otherwise in the form attached hereto as Schedule “B”;

(s)	“Environmental Laws” means any requirement pursuant to the Applicable Laws relating to the protection of human health, safety or the environment or to emissions, discharges or releases of pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, including petroleum and petroleum products and by-products;

(t)	“Financing” means the private placement of the Purchaser from the issuance of Common Shares or debentures convertible into Common Shares to secure gross proceeds of at least $500,000;

(u)	“Iraq Licence Agreement” means the licence agreement between the Vendor and the Purchaser in the form attached hereto as Schedule “C”;

(v)	“Italian Solvent Recovery System” means the ancillary process equipment in the form of a solvent recovery system located in or around Turin, Italy;

(w)	“Jurisdictions” means any country in the world except the Republic of Iraq;

(x)	“Key Personnel” means Claudio Ivan Arato, FEC, P.Eng. Director-Engineering & Technology and Travis Janke, EIT – Project Engineer;

(y)	“Letter of Intent” means the Letter of Intent between the Vendor and Artan Agolli relating to the purchase and sale of the Assets dated April 13, 2012;

(z)	“Net Revenues” shall mean the net revenues of the Purchaser or any of its affiliates in all Jurisdictions after deducting all industry standard operating expenses, including without limitation: (i) capital depreciation; (ii) amounts for Taxes; and (iii) a reasonable reserve for working capital;

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(aa)	“Non-Competition and Non-Solicitation Agreement” means a form of non-competition and non-solicitation agreement between the Purchaser and each of the Key Personnel dated as of the Closing Date and in the form attached hereto as Schedule “D”;

(bb)	“parties” means collectively, the Vendor and the Purchaser;

(cc)	“Patents” means patent/applications described in Schedule “G” attached hereto and all other interests in patents made subject to this Agreement by the parties;

(dd)	“person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated, association, joint venture or other legal entity, or any federal, provincial or civic governmental or regulatory body or agency, as appropriate;

(ee)	“Purchase Price” means the aggregate purchase price of $500,000 to be allocated as purchase consideration for the Assets as specified in the Schedule “A” attached hereto;

(ff)	“Purchased Sonic Reactors” means the Canadian Sonic Reactor, the Albanian Sonic Reactor and the Italian Solvent Recovery System;

(gg)	“Share Purchase Agreement” means the form of share purchase and sale agreement between the Vendor and the Purchaser relating to the purchase and sale of the AlbaniaCo Shares dated as of the Closing Date in the form attached hereto as Schedule “F”;

(hh)	“Sonic Reactor” means a mechanical device within the scope of the Patents;

(ii)	“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any Authorized Authority, and whether disputed or not;

(jj)	“Tax Act” means the Income Tax Act (Canada) and the Regulations thereunder, as amended from time to time;

(kk)	“Technology” means the Vendor’s proprietary blueprints, any non-public information, including but not limited to business plans, products, technical data, specifications, documentation, rules and procedures, contracts, presentations, know-how, product plans, business methods, product functionality, services, data, customers, markets, competitive analysis, databases, formats, methodologies, applications, developments, inventions, copyrights, industrial designs, trademarks, integrated circuit topographies, trade secrets, processes, payment, delivery and inspection procedures, designs, drawings, algorithms, formulas, or information related to engineering, marketing, or finance; and process and application for the treatment and upgrading of heavy oil by sonicated solvent de-asphalting through a process utilizing the Purchased Sonic Reactors and includes the Patents and the Trade Mark;

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(ll)	“Trade Mark” means the proprietary rights of the Vendor related to the Technology specified in Schedule “G” attached hereto; and

1.02          The following schedules are attached to and incorporated into this Agreement by reference and deemed to be part hereof:

Schedule “A”	-	Purchase Price Allocation

Schedule “B”	-	Form of Convertible Debenture

Schedule “C”	-	Form of Iraq Licence Agreement

Schedule “D”	-	Form of Non-Competition and Non-Solicitation Agreement

Schedule “E”	-	Form of Consulting Agreement

Schedule “F”	-	Form of Share Purchase Agreement

Schedule “G”	-	Technology – Intellectual Property Assets

ARTICLE 2.0
PURCHASE AND SALE OF ASSETS

2.01        On the Closing Date and subject to the remaining terms herein, the Vendor hereby agrees to sell and the Purchaser hereby agrees to purchase, acquire and accept from the Vendor the following:

(a)	the Technology;

(b)	the AlbaniaCo Shares; and

(c)	the Purchased Sonic Reactors

(collectively, the “Assets”).

2.02         As consideration for the transfer of the Assets, the Purchaser agrees to pay the Vendor the following:

(a)	Cash or certified cheque in the amount of $250,000, which is hereby delivered by the Purchaser to the Vendor concurrent with the signing of this Agreement, to be held by the Vendor in trust for the Purchaser until it is released to the Vendor on the Closing Date;

(b)	A $250,000 Convertible Debenture in the form set out in Schedule “B”; and

(c)	A royalty as set out in article 3.0 hereof.

2.03         In the event that the Purchaser secures gross aggregate proceeds of not less than $1,750,000 in financing and under any other equity or convertible equity financing over a period of twenty four (24) months after the Closing Date, then at the election of the Vendor by delivery of a written form of notice, the Purchaser shall be obligated to immediately satisfy the outstanding indebtedness under the Convertible Debenture in the form of cash.

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2.04          For certainty, on the Closing Date and unless otherwise agreed upon by the Purchaser, the Assets shall be sold, transferred and assigned by the Vendor to the Purchaser, free and clear of all known Claims, whether or not registered under applicable laws.

2.05          Notwithstanding section 2.04, the Purchaser acknowledges and agrees that it is acquiring the Purchased Sonic Reactors on an “as is, where is” basis and the Vendor makes no representation or warranty whatsoever with respect to the condition of the Purchased Sonic Reactors or their fitness for any purpose.

2.06          The parties acknowledge that the Canadian Sonic Reactor is in storage at the location in or around Richmond, British Columbia (the “Designated Canadian Location”). Upon Closing, title to, and possession of, the Canadian Sonic Reactor will pass from the Vendor to the Purchaser at the Designated Canadian Location and, thereafter, the Purchaser will bear all costs of moving the Canadian Sonic Reactor to another location.

2.07          The parties acknowledge that the Italian Solvent Recovery System is in storage at the location in or around Turin, Italy (the “Designated Italian Location”). Upon Closing, title to, and possession of, the Italian Solvent Recovery System will pass from the Vendor to the Purchaser at the Designated Italian Location and, thereafter, the Purchaser will bear all costs of storing the Italian Solvent Recovery System at the Designated Italian Location or moving the Italian Solvent Recovery System to another location.

2.08          On the Closing Date, the Purchaser shall assume, and be solely liable for, and shall pay and discharge when due all liabilities of any kind relating to the Assets arising from events occurring on or after, but not prior to, the Closing Date.

ARTICLE 3.0
ROYALTY

3.01          As additional consideration for the sale of the Assets, the Purchaser shall pay to the Vendor, a royalty representing 10% of the Net Revenues realized by the Purchaser or any of its affiliates in all Jurisdictions for a period of 10 years from the date of commencement of Commercial Operations in each Jurisdiction.

ARTICLE 4.0
DEFAULT TERMS

4.01          If the Purchaser does not commence Commercial Operations in any one (1) Jurisdiction within two (2) years of the Closing Date, then the Vendor shall have the option to repurchase the Technology from for one (1) dollar which option can be exercised by notice in writing, upon the delivery of which title to the Technology will automatically transfer back to the Vendor.

4.02          The two (2) year time period specified in Article 4.01 herein shall be extended in the event that the Purchaser or any of its affiliates is not able to carry out its business activities due to any labour strikes, political upheaval or an act of god that materially interrupts the Purchaser’s attempts to commence Commercial Operations in any of the Jurisdictions where the Purchaser or any of its affiliates is actively pursuing Commercial Operations.

4.03          The Purchaser must provide the Vendor with written notice of its intention to rely on section 4.02 to extend the two (2) year term set out in section 4.01 along with supporting material prepared by an unaffiliated third party confirming the occurrence of a labour strike, political upheaval or act of god that would materially interrupt the Purchaser’s attempts to commence Commercial Production in any one (1) Jurisdiction.

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4.04          The Purchaser’s failure to provide the notice set out in section 4.03 precludes its ability to rely on the terms specified at Section 4.02 to extend the two (2) year term set out in section 4.01.

ARTICLE 5.0
CONDITIONS OF CLOSING OF PURCHASER

5.01         The obligations of the Purchaser to complete the transactions contemplated herein are subject to the satisfaction or fulfillment as at the Closing Date, of the following conditions precedent which conditions are for the sole benefit of the Purchaser and may in whole or in part, be unilaterally waived by the Purchaser at any time, as follows:

(a)	The purchaser shall complete a review, to its sole satisfaction acting reasonably, of the financial condition, business affairs, properties and title of the Assets;

(b)	The Purchaser shall complete the Financing;

(c)	The Vendor shall terminate the Albania Licence Agreement without any claims against the Vendor or AlbaniaCo or any further obligations on the part of the Vendor or AlbaniaCo thereunder;

(d)	All of the representations and warranties of the Vendor specified in Article 9.0 herein shall be fully true and accurate;

(e)	The Vendor shall deliver the closing documents specified at Article 8.02 herein.

5.02         In the event that the Vendor has been advised by the Purchaser by no later than the expiry dates specified above, that one or more of the above conditions have not been satisfied, this Agreement shall be terminated effective as at such date and time. In the event of termination of this Agreement in accordance with Article 5.02 herein, neither party shall have any further obligations to the other party. In the event of termination of this Agreement in accordance with this Article 5.02, the parties shall continue to be bound by the terms of the Non-Disclosure Agreement of the parties dated December 6, 2011.

ARTICLE 6.0
CONDITIONS OF CLOSING OF VENDOR

6.01         The obligations of the Vendor to complete the transactions contemplated herein is subject to the satisfaction or fulfillment as at the Closing Date of the following conditions precedent which conditions are for the sole benefit of the Vendor and may in whole or part, be unilaterally waived by the Vendor at any time, as follows:

(a)	The Purchaser shall deliver the closing documents specified at Article 8.03 herein;

(b)	All of the representations and warranties of the Purchaser specified in Article 10.0 herein shall be fully true and accurate.

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6.02          In the event that one or more of the above conditions have not been satisfied as at the Closing Date, this Agreement shall be terminated effective as at such date and time. In the event of termination of this Agreement in accordance with Article 6.02 herein, neither party shall have any further obligations to the other party. In the event of termination of this Agreement in accordance with this Article 6.02, the parties shall continue to be bound by the terms of the Non-Disclosure Agreement of the parties dated December 6, 2011.

ARTICLE 7.0
CONDUCT OF BUSINESS BETWEEN SIGNING AND CLOSING

7.01         From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, Vendor shall not, unless agreed to in writing by Purchaser:

(a)	engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of the Assets which will not be discharged in full prior to the Closing Date or cause or permit the same to occur with respect to any assets of AlbaniaCo (the “AlbaniaCo Assets”);

(b)	sell, assign or otherwise transfer any of the Assets, or cancel or compromise any debts or claims relating to the Assets, other than for fair value, in the ordinary course of business, and consistent with past practice or cause or permit the same to occur with respect to any AlbaniaCo Assets;

(c)	suffer or permit any material adverse change to occur with respect to the Assets or cause or permit the same to occur with respect to any AlbaniaCo Assets; or

(d)	make any material change with respect to its or AlbaniaCo’s business in accounting or bookkeeping methods, principles or practices, except as required by GAAP or IFRS as applicable.

7.02         Vendor shall, and shall cause AlbaniaCo and each of their officers, employees, counsel, financial advisors and other representatives to afford to Purchaser and its representatives reasonable access during normal business hours during the period prior to the Closing Date to their properties, books, contracts, commitments, personnel and records and, during such period, as Purchaser may from time to time reasonably request.

ARTICLE 8.0
CLOSING DELIVERIES

8.01         The transactions contemplated herein shall be completed at the offices of the Purchaser’s Solicitors on the Closing Date.

8.02         On the Closing Date, the Vendor shall deliver or cause to be delivered the following documents and instruments:

(a)	A certified resolution of the board of directors of the Vendor approving this Agreement and the transactions contemplated herein;

(b)	A copy of the Non-Competition and Non-Solicitation Agreement, duly executed by each of the Key Personnel;

(c)	A copy of the Share Purchase Agreement, duly executed by the Vendor;

(d)	A copy of the Consulting Agreement, duly executed by the Vendor;

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(e)	A copy of the Assignment, duly executed by the Vendor;

(f)	A copy of the Iraq Licence Agreement, duly executed by the Vendor;

(g)	A termination of the Albanian Licence Agreement and a full release of the Vendor and AlbaniaCo thereunder;

(h)	Share Certificate representing the AlbaniaCo Shares issued in the name of the Vendor duly endorsed for transfer:

(i)	A Share Certificate representing the AlbaniaCo Shares registered in the name of the Purchaser;

(j)	Duly signed resignations of Sejdin Berhamaj and Richard Wadsworth as directors and officers of AlbaniaCo;

(k)	Complete and integral file wrappers and case histories of the Technology, inclusive of all patent/application status, documents filed before the respective Patent Offices and all official communication issued from the Patent Offices;

(l)	Any other documents reasonably required by the Purchaser to fully give effect to the transfer of the Technology from the Vendor to the Purchaser in accordance with the terms herein.

8.03         On the Closing Date, the Purchaser shall deliver or cause to be delivered the following documents and instruments:

(a)	A certified resolution of the board of directors of the Purchaser approving this Agreement and the transactions contemplated herein;

(b)	A copy of the Convertible Debenture, duly executed by the Purchaser;

(c)	Documents evidencing registration and perfection of the security interest established by the Convertible Debenture;

(d)	A copy of the Share Purchase Agreement, duly executed by the Purchaser;

(e)	A copy of the Consulting Agreement, duly executed by the Purchaser;

(f)	A copy of the Assignment, duly executed by the Purchaser;

(g)	A copy of the Iraq Licence Agreement, duly executed by the Purchaser; and

(h)	Such other documents as are reasonably required by the Vendor to complete the transactions contemplated hereunder.

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ARTICLE 9.0
REPRESENTATIONS, WARRANTIES AND COVENANTS OF VENDOR

9.01	Representations and Warranties

To induce the Purchaser to enter into this Agreement and complete the transactions contemplated hereby, the Vendor hereby covenants, represents and warrants to and in favour of the Purchaser as provided in this Article 9.0.

9.02	Incorporation and Applicable Laws

(a)	The Vendor is duly organized and validly existing under the ABCA and has the capacity, power and authority to own the Assets;

(b)	The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by the Vendor and the Vendor has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and to transfer the legal and beneficial ownership of the Assets to the Purchaser and this Agreement constitutes a valid and binding obligation enforceable against the Vendor in accordance with the terms herein;

(c)	The Vendor has full authority to enter into this Agreement and to complete the transactions contemplated herein;

(d)	As it related to the Assets, the Vendor is in all material respects, in compliance with all Applicable Laws, including but not limited to, the Environmental Laws; and

(e)	The Vendor holds all valid licenses, permits and similar rights and privileges, and has made all filings, applications and reports, that are required or necessary under any Applicable Laws to operate the Assets the failure to hold which, individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations or business of the Vendor and the operation of the Assets does not violate the terms of any such licenses, permits, rights or privileges or any such Applicable Laws.

(f)	The Vendor has obtained all applicable regulatory and stock exchange approvals for the transfer of the Assets to the Purchaser and completion of the remaining transactions in accordance with the terms of this Agreement.

9.03	Technology

The Vendor is the sole legal and beneficial owner of the Technology, with good and valid title, free and clear of all Claims. In particular and without limiting the generality of the foregoing and save an except for the Albanian Licence, there has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the Assets or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of the Assets; and

9.04          The Vendor represents and warrants that it has taken all reasonable steps necessary to prepare as of this date for the filing of a Petition to the United States Patent and Trademark Office (USPTO) in respect of nationalizing a United States patent application based on international application No. PCT/CA2009/00289. The Vendor agrees to provide the complete file history in both paper and electronic forms including all original documentation. The Vendor further agrees to provide such further assurance as reasonably required by Purchaser to assist with the application.

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9.05	Purchased Sonic Reactors

The Vendor is the sole legal and beneficial owner of the Purchased Sonic Reactors.

9.06	Status

(a)	The Vendor is not an “insolvent person”, nor has it committed any “act of bankruptcy”, as such terms are defined and interpreted under the provisions of the Bankruptcy Act (Canada) or any other similar applicable federal or provincial statute, or under the common law; and

(b)	The Vendor is not a non-resident of Canada, nor is the Vendor controlled by a non-resident of Canada, as such terms are defined and interpreted under the provisions of the Tax Act.

9.07	Securities Law Compliance

(a)	The Vendor represents and warrants to, and covenants with, the Purchaser that: (i) the Vendor is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and the Vendor is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Convertible Debenture, including investments in securities issued by the Purchaser and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Convertible Debenture; (ii) the Vendor fully understands the risks involved with an investment in the Purchaser including, (iii) the Vendor is acquiring the Convertible Debenture in the ordinary course of its business and for its own account for investment only and with no present intention of distributing the Convertible Debenture or any arrangement or understanding with any other persons regarding the distribution of such Convertible Debenture; (iv) the Vendor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the Convertible Debenture except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; (v) all of the representations made by the Vendor are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date; and (vi) the Vendor has, in connection with its decision to purchase the Convertible Debenture, relied only upon the representations and warranties of the Purchaser contained herein. There are no suits, pending litigation, or claims against the undersigned that could materially affect the net worth of the Vendor.

(b)	The Vendor acknowledges that the Purchaser has made available to it the opportunity to ask questions of and receive answers from the Purchaser’s officers and directors concerning the terms and conditions of the Convertible Debenture and the business and financial condition of the Purchaser, and the Vendor has received to its satisfaction, such information about the business and financial condition of the Purchaser and the terms and conditions of the Convertible Debenture as it has requested. The Vendor has carefully considered the potential risks relating to the Purchaser and a purchase of the Convertible Debenture, and fully understands that the Convertible Debenture is a speculative investment, which involves a high degree of risk of loss of the Vendor’s entire investment.

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(c)	To the Vendor's knowledge, no action has been taken in any jurisdiction outside the United States by the Purchaser that would permit an offering of the Convertible Debenture, or possession or distribution of offering materials in connection with the issuance of the Convertible Debenture, in any jurisdiction outside the United States where legal action by the Purchaser for that purpose is required. Vendor will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Convertible Debenture or has in its possession or distributes any offering material, in all cases at its own expense.

(d)	The Vendor hereby covenants with the Purchaser not to make any sale of the Convertible Debenture without complying with the provisions of the Convertible Debenture. The overall commitment of the Vendor to investments, which are not readily marketable, is not excessive in view of the Vendor’s net worth and financial circumstances, and any purchase of the Convertible Debenture will not cause such commitment to become excessive. The Vendor is able to bear the economic risk of an investment in the Convertible Debenture.

(e)	Vendor will not use any of the restricted shares issuable upon conversion of the Convertible Debenture to cover any short position in the Common Stock of the Purchaser if doing so would be in violation of applicable securities laws.

(f)	The Vendor understands that nothing in this Agreement or any other materials presented to the Vendor in connection with the purchase and sale of the Convertible Debenture constitutes legal, tax or investment advice. The Vendor and Purchaser each acknowledge that they have consulted such legal, tax and investment advisors, as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Convertible Debenture.

(g)	The Vendor understands that the issuance of the Convertible Debenture to the Vendor has not been registered under the Securities Act in reliance upon one or more specific exemptions therefrom, including Regulation D and/or Regulation S, which exemption depends upon, among other things, the accuracy of the Vendor’s representations made in this Agreement. The Vendor understands that the Convertible Debenture must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless an exemption from such registration and qualification requirements is otherwise available. The Vendor acknowledges that the Purchaser will refuse to register any transfer of Convertible Debenture or the shares issuable thereunder that is not made in accordance with the provisions of Regulation S, registered pursuant to the Securities Act or otherwise exempt from such registration. The Vendor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares, and requirements relating to the Purchaser which are outside of the Vendor’s control, and which the Purchaser is under no obligation and may not be able to satisfy. The Vendor has been independently advised as to the applicable holding period imposed in respect of the shares issuable upon conversion of the Convertible Debenture by securities legislation in the jurisdiction in which the undersigned resides and confirms that no representation has been made respecting the applicable holding periods for such shares in such jurisdiction and it is aware of the risks and other characteristics of the Convertible Debenture and of the fact that the undersigned may not resell the Convertible Debenture, or the shares issuable thereunder except in accordance with applicable securities legislation and regulatory policy.

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9.08	Indemnity

The Vendor hereby covenants and agrees to, indemnify and to save the Purchaser harmless from any and all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses which are directly or indirectly suffered or incurred by the Purchaser after the Closing Date as a result of a direct or indirect breach by the Vendor of the representations, warranties and covenants specified at Article 9.0 herein.

ARTICLE 10.0
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

10.01	Representations and Warranties

To induce the Vendor to enter into this Agreement and complete the transactions contemplated hereby, the Purchaser hereby covenants, represents and warrants to and in favour of the Vendor as provided in this Article 10.0.

10.02	Incorporation, Authority and Status

(a)	The Purchaser is duly organized and validly existing under the laws of Nevada and has the capacity, power and authority to own the Assets;

(b)	The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by the Purchaser and the Purchaser has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and to transfer the legal and beneficial ownership of the Assets to the Purchaser and this Agreement constitutes a valid and binding obligation enforceable against the Purchaser in accordance with the terms herein;

(c)	The Purchaser has full authority to enter into this Agreement and to complete the transactions contemplated herein, including the issuance of the Convertible Debenture and the common shares issuable upon conversion thereof, and such completion shall not cause the Purchaser to violate the terms of any material contract whatsoever; and

(d)	The Purchaser has obtained all applicable regulatory or stock exchange approvals for the transfer of the Assets to the Purchaser and completion of the remaining transactions in accordance with the terms of this Agreement.

10.03	Convertible Debenture

(a)	The Purchaser’s common shares are listed for trading on the OTC Bulletin Board;

(b)	The common shares in the capital of the Purchaser issuable upon conversion of the Convertible Debenture will be duly authorized, allotted and reserved for issuance upon conversion of the Convertible Debenture and such common shares will be issued as fully paid and non-assessable common shares in the capital of the Purchaser;

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(c)	The Purchaser has taken or will take all steps as may be necessary for it to comply with the requirements of the applicable securities laws, and such other jurisdictions in which the Convertible Debenture is sold in respect of the issuance of securities pursuant to prospectus and registration exemptions of such securities laws, and the Purchaser is entitled to avail itself of the applicable prospectus and registration exemptions available under the applicable securities laws in respect of the distribution of securities; and

(d)	The conversion of the Convertible Debenture into common shares in the capital of the Purchaser will not result in the Vendor becoming an “insider” of the Purchaser as such term is defined under applicable securities laws.

10.04	Exportation of Canadian Sonic Reactor

(a)	The Purchaser is not acquiring the Canadian Sonic Reactor for consumption, use or supply in Canada and intends to export the Canadian Sonic Reactor from Canada;

(b)	The Purchaser shall not use or supply in any manner (including by way of lease or sale) the Canadian Sonic Reactor in Canada;

(c)	The Purchaser shall export the Canadian Sonic Reactor as soon after the Closing Date as is reasonable having regard to the circumstances surrounding the exportation and, where applicable, to the normal business practice of the Purchaser;

(d)	The Purchaser shall not, and shall not cause or permit any person to, further process, transform or alter the Canadian Sonic Reactor in Canada except to the extent reasonably necessary or incidental to its transportation; and

(e)	The Purchaser shall maintain written evidence of the exportation of the Canadian Sonic Reactor.

10.05	Indemnity

The Purchaser hereby covenants and agrees to indemnify and to save the Vendor harmless from any and all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses which are directly or indirectly suffered or incurred by the Vendor as a result of a direct or indirect breach by the Purchaser of any of its representations, warranties or covenants specified at Article 10.0 herein, including, but not limited to, any Taxes payable by the Vendor as a result of any action or inaction of the Vendor.

ARTICLE 11.0
GENERAL PROVISIONS

11.01          The warranties and indemnities under the terms of this Agreement shall be deemed to apply to, and shall not merge in, any assignments, transfers and other closing documents delivered by the parties pursuant to the terms hereto.

11.02          The parties shall each be responsible for the payment of all costs, expenses, legal fees and disbursements incurred or to be incurred in negotiating and preparing this Agreement and all documents required to be delivered pursuant to this Agreement and in otherwise completing the transactions contemplated by this Agreement.

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11.03          The parties shall execute all such further and other deeds and documents promptly and when required and do or perform, or cause to be done or performed, all such acts as shall be reasonably necessary to ensure the terms of this Agreement are duly completed in accordance with the terms hereof and to give effect to this Agreement.

11.04          Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Vendor, be addressed to:

Sonoro Energy Ltd.
Suite 1000, 600 – 6th Avenue S.W.
Calgary, Alberta T2P 0S5

Attention:	David A. Little,
CFO
Fax No.:	1 (888) 774-3858
Tel:	(403) 262-3252
Email:	dlittle@sonoroenergy.com

with a copy to:

Goodmans
Suite 1900, 355 Burrard Street
Vancouver, BC V6C 2G8

Attention:	Mr. David Redford
Fax No.:	(604) 682-7131

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and, in the case of notice to be given to the Purchaser, be addressed to:

Petrosonic Energy, Inc.
57 Valley Woods Way NW
Calgary, AB, T3B 6A5

Attention:	Art Agolli

Fax No.:	(403) 441 6919

with a copy to:

Merani Reimer LLP
Barristers & Solicitors
Suite 204, 205-9th Avenue S.E.
Calgary, Alberta, T2G 0R3

Attention:	Ashif S. Merani
Fax No:	(403) 398-0220
Tel:	(403) 261-7006
Email:	ashif@meranireimer.com

or to such other address as the party may designate by notice given to the others. Each communication shall be personally delivered to the addressee or sent by facsimile transmission to the addressee, and:

(a)	a communication which is personally delivered shall, if delivered before 4:30 p.m. (Calgary time) on a business day, be deemed to be given and received on that day and, in any other case be deemed to be given and received on the first Business Day following the day on which it is delivered; and

(b)	a communication which is sent by facsimile transmission shall, if sent on a business day before 4:30 p.m. (Calgary time), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent.

11.05          If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance is determined invalid or to any extent unenforceable, that provision in so far as it relates to that party or circumstance shall be deemed not to be included herein and the balance of this Agreement shall remain in full force and effect and continue to be binding upon the parties.

11.06          Subject to the documents and instruments required by this Agreement, this Agreement contains the entire understanding between the parties with respect to the transactions contemplated herein and upon execution by the parties, this Agreement shall supersede the Letter of Intent and all prior or subsequent negotiations of the parties.

11.07          No amendment or variation of the terms, conditions, warranties, covenants, agreements and undertakings set forth herein shall be of any force or effect unless in writing and executed by each of the parties.

11.08          All reference to currency in this Agreement are references to Canadian currency.

11.09          This Agreement shall be construed in accordance with the laws of the Province of Alberta and each of the parties irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

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11.10          The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the contents of this Agreement.

11.11          This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors, assigns and personal representatives. Either party may assign this Agreement to any non-affiliate without the prior written consent of the other party, in its sole discretion.

11.12          Time shall in all respects be of the essence hereof.

11.13          Each party to this Agreement represents and warrants to each other party that such party has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, and has executed this Agreement based upon such party's own judgment and advice of independent legal counsel (if sought).

11.14          This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original and all of which executed counterparts taken together, shall constitute one (1) and the same agreement of the parties.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.

Vendor:	SONORO ENERGY LTD.

	Per:	/s/ David Little
Authorized Director

Purchaser:	PETROSONIC ENERGY, INC.

	Per:	/s/ Art Agolli
Authorized Director

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TO AN ASSET PURCHASE AND SALE AGREEMENT BETWEEN SONORO ENERGY LTD. AND PETROSONIC ENERGY, INC.

SCHEDULE “A”

PURCHASE PRICE ALLOCATION

	Asset	Purchase Price Allocation

1.	Technology	$50,000

2.	Purchased Sonic Reactors	$200,000

3.	AlbaniaCo Shares	$250,000

	Total	$500,000

TO AN ASSET PURCHASE AND SALE AGREEMENT BETWEEN SONORO ENERGY LTD. AND PETROSONIC ENERGY, INC.

SCHEDULE “B”

FORM OF CONVERTIBLE DEBENTURE

TO AN ASSET PURCHASE AND SALE AGREEMENT BETWEEN SONORO ENERGY LTD. AND PETROSONIC ENERGY, INC.

SCHEDULE “C”

FORM OF IRAQ LICENCE AGREEMENT

TO AN ASSET PURCHASE AND SALE AGREEMENT BETWEEN SONORO ENERGY LTD. AND PETROSONIC ENERGY, INC.

SCHEDULE “D”

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

TO AN ASSET PURCHASE AND SALE AGREEMENT BETWEEN SONORO ENERGY LTD. AND PETROSONIC ENERGY, INC.

SCHEDULE “E”

FORM OF CONSULTING AGREEMENT

TO AN ASSET PURCHASE AND SALE AGREEMENT BETWEEN SONORO ENERGY LTD. AND PETROSONIC ENERGY, INC.

SCHEDULE “F”

FORM OF SHARE PURCHASE AGREEMENT

TO AN ASSET PURCHASE AND SALE AGREEMENT BETWEEN SONORO ENERGY LTD. AND PETROSONIC ENERGY, INC.

SCHEDULE “G”

TECHNOLOGY – INTELLECTUAL PROPERTY ASSETS

PATENTS

I - METHOD FOR TREATING HEAVY CRUDE OIL

	PATENT/ APPLICATION NO.	JURISDICTION	TITLE	APPLICATION STATUS
1.	WO2009111871 (PCT/CA2009/000289)	WIPO	METHOD FOR TREATING HEAVY CRUDE OIL	PUBLISHED
2.	EA201071060	EURASIA	METHOD FOR TREATING HEAVY CRUDE OIL	PENDING
3.	EP2260089	EUROPE	METHOD FOR TREATING HEAVY CRUDE OIL	PENDING
4.	US 61/035,690	UNITED STATES	METHOD FOR TREATING HEAVY CRUDE OIL	PRIORITY CLAIM EXPIRED
5.	2156/MUMNP/2010	INDIA	METHOD FOR TREATING HEAVY CRUDE OIL	PENDING

TRADEMARK

	REGISTRATION NO.	JURISDICTION	TITLE	GOODS AND SERVICES
1.	TMA670945	CANADA	SONOPROCESS	Environmental services, namely, remediation, treatment and decontamination of soil, water, waste and industrial by-products